Exhibit 99.1

FOR RELEASE, Wednesday, June 22, 2022	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2022 SECOND QUARTER RESULTS
Total Revenues Increased 19% to $1.72 Billion; Diluted Earnings Per Share Grew 55% to $2.32
Operating Income Margin Improved 410 Basis Points to 15.4%; Gross Margin Increased to 25.3%
Net Order Value Up 4% to $2.12 Billion; Ending Backlog Value Up 43% to $6.12 Billion

LOS ANGELES (June 22, 2022) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2022.
“We delivered strong results in the second quarter, generating significant year-over-year growth in revenues, operating income and diluted earnings per share,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “With our ending backlog of over $6 billion, we are reaffirming our fiscal 2022 guidance, which we believe we are well positioned to achieve.”
“Sales rates are moderating from the exceptional levels the industry has experienced, as buyers process the impact of higher mortgage interest rates, as well as inflationary pressures. We believe the flexibility of our Built-to-Order business model will enable us to navigate these changing market conditions. Our model allows our customers to choose from a wide array of floorplans and price points, offering them the ability to personalize their home in a way that reflects what they value and can afford. Our approach resonates with buyers and is a key reason we have sustained among the highest absorption rates in the industry for many years.”
“We will remain strategic in our capital allocation decisions to maximize returns in this environment. We currently own or control all of the lots we need to support our delivery targets through 2024. As a result, we are in a favorable position to calibrate our land investments to evolving conditions, without compromising our mid-term growth, providing us with opportunities to redeploy capital to stockholders,” concluded Mezger.
Three Months Ended May 31, 2022 (comparisons on a year-over-year basis)
•Revenues grew 19% to $1.72 billion.
•Homes delivered were essentially even at 3,469.
•Average selling price rose 21% to $494,300.
•Homebuilding operating income grew 62% to $264.5 million. The homebuilding operating income margin increased 410 basis points to 15.4% as a result of improvements in both the housing gross profit margin and selling, general and administrative expense ratio.
◦The housing gross profit margin increased 390 basis points to 25.3%, reflecting a favorable pricing environment due to strong demand and the limited supply of homes available for sale, and lower relative amortization of previously capitalized interest. These positive impacts were partly offset by higher construction costs, including elevated lumber prices, and increased expenses to support current operations and expected growth.

◦Selling, general and administrative expenses as a percentage of housing revenues improved 30 basis points to 9.8%, primarily reflecting lower external sales commissions and increased operating leverage from higher revenues, partly offset by higher expenses to support growth.
•The Company’s financial services operations generated pretax income of $18.7 million, up 75%, reflecting significant growth in the equity in income of its mortgage banking joint venture, KBHS Home Loans, LLC, as a result of an increase in interest rate lock commitments (“IRLCs”). The dollar volume and duration of IRLCs increased significantly during the quarter as more buyers locked their mortgage interest rates.
•Total pretax income grew 63% to $282.9 million and, as a percentage of revenues, increased 430 basis points to 16.4%.
•The Company’s income tax expense and effective tax rate were $72.2 million and approximately 26%, respectively, compared to $30.3 million and approximately 17%. The higher effective tax rate mainly reflected the expiration of federal tax credits for building energy-efficient homes delivered after December 31, 2021.
•Net income of $210.7 million and diluted earnings per share of $2.32 increased 47% and 55%, respectively.
Six Months Ended May 31, 2022 (comparisons on a year-over-year basis)
•Homes delivered were relatively flat at 6,337.
•Average selling price increased to $490,600, up 21%.
•Revenues of $3.12 billion were up 21%.
•Pretax income grew 55% to $460.9 million.
•Net income increased 43% to $344.9 million and diluted earnings per share rose 50% to $3.79.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Ending backlog value grew 43% to $6.12 billion, the highest second-quarter level in the Company’s history, with each of the Company’s four regions generating increases ranging from 18% in the West Coast to 98% in the Southeast. Ending backlog grew 23% to 12,331 homes.
•Net order value expanded by $87.9 million, or 4%, to $2.12 billion. Net orders of 3,914 decreased 9%, reflecting a moderation in monthly net orders per community to 6.2, compared to 7.0, partly offset by an increase in average community count.
•The Company’s average community count increased 3% to 211, and ending community count increased 7% to 214.
◦The cancellation rate as a percentage of gross orders was 17%, compared to 9%.
Balance Sheet as of May 31, 2022 (comparisons to November 30, 2021)
•The Company had total liquidity of $925.6 million, with $244.2 million of cash and cash equivalents and $681.4 million of available capacity under its unsecured revolving credit facility.
•Inventories grew 16% to $5.56 billion.
◦Investments in land acquisition and development for the six months ended May 31, 2022 increased 24% to $1.40 billion, compared to $1.13 billion for the year-earlier period.

◦The Company’s lots owned or under contract increased to 89,778, compared to 86,768. The lot pipeline has expanded 16% since May 31, 2021 as a result of the Company’s investments in land and land development over the past 12 months.
▪Of the Company’s total lots, approximately 58% were owned and 42% were under contract.
▪The Company’s 51,902 owned lots represented a supply of approximately 3.9 years, based on homes delivered in the trailing 12 months.
•Notes payable increased by $400.2 million to $2.09 billion, reflecting borrowings outstanding under the unsecured revolving credit facility.
◦The Company’s debt to capital ratio was 38.8%, compared to 35.8%. The ratio was 37.7% at May 31, 2021.
◦On June 22, 2022, the Company completed the underwritten public offering of $350.0 million in aggregate principal amount of 7.25% senior notes due 2030 at 100% of their aggregate principal amount. The Company intends to use the net proceeds from the offering together with cash on hand, as needed, to retire its outstanding 7.5% senior notes due 2022 by redemption on July 7, 2022, pursuant to the optional redemption terms specified for such notes. In connection with this early extinguishment of debt, the Company expects to recognize a charge of approximately $4.0 million in the 2022 third quarter.
•Stockholders’ equity expanded 9% to $3.29 billion, mainly reflecting strong net income growth.
◦On April 7, 2022, the Company’s board of directors authorized the Company to repurchase up to $300.0 million of its outstanding common stock. This authorization replaced a prior board of directors authorization. In the 2022 second quarter, the Company repurchased approximately 1.5 million shares of its outstanding common stock at a total cost of $50.0 million.
◦Book value per share of $37.76 increased 21% year over year.
Guidance
The Company is providing the following current guidance for its 2022 fiscal year:
•Housing revenues in the range of $7.30 billion to $7.50 billion.
•Average selling price will be approximately $500,000.
•Homebuilding operating income as a percentage of revenues in the range of 16.0% to 16.6%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 25.6% to 26.2%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 9.3% to 9.7%.
•Effective tax rate of approximately 25%, assuming no federal energy tax credit extension is enacted.
•Ending community count of approximately 250.
•Return on equity in excess of 27%.
The Company plans to also provide guidance for its 2022 third quarter on its conference call today.

Conference Call
The conference call to discuss the Company’s 2022 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built over 655,000 quality homes in our 65-year history. Today, KB Home operates in 47 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than new homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials, especially lumber, and appliances; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international (including China), federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2022 and 2021
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2022	2021	2022	2021
Total revenues	$1,720,062	$1,440,892	$3,118,851	$2,582,630
Homebuilding:
Revenues	$1,714,826	$1,436,035	$3,108,980	$2,574,043
Costs and expenses	(1,450,366)	(1,273,133)	(2,674,958)	(2,297,047)
Operating income	264,460	162,902	434,022	276,996
Interest income	39	241	75	894
Equity in income (loss) of unconsolidated joint ventures	(310)	(127)	(287)	177
Homebuilding pretax income	264,189	163,016	433,810	278,067
Financial services:
Revenues	5,236	4,857	9,871	8,587
Expenses	(1,362)	(1,253)	(2,709)	(2,453)
Equity in income of unconsolidated joint ventures	14,807	7,044	19,955	13,014
Financial services pretax income	18,681	10,648	27,117	19,148
Total pretax income	282,870	173,664	460,927	297,215
Income tax expense	(72,200)	(30,300)	(116,000)	(56,800)
Net income	$210,670	$143,364	$344,927	$240,415
Earnings per share:
Basic	$2.39	$1.55	$3.90	$2.60
Diluted	$2.32	$1.50	$3.79	$2.52
Weighted average shares outstanding:
Basic	87,858	92,087	88,069	91,904
Diluted	90,316	95,379	90,690	95,143

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	May 31, 2022	November 30, 2021
Assets
Homebuilding:
Cash and cash equivalents	$244,186	$290,764
Receivables	315,017	304,191
Inventories	5,557,649	4,802,829
Investments in unconsolidated joint ventures	44,857	36,088
Property and equipment, net	82,902	76,313
Deferred tax assets, net	165,878	177,378
Other assets	111,222	104,153
	6,521,711	5,791,716
Financial services	57,766	44,202
Total assets	$6,579,477	$5,835,918

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$480,441	$371,826
Accrued expenses and other liabilities	719,491	756,905
Notes payable	2,085,275	1,685,027
	3,285,207	2,813,758
Financial services	3,275	2,685
Stockholders’ equity	3,290,995	3,019,475
Total liabilities and stockholders’ equity	$6,579,477	$5,835,918

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2022 and 2021
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2022	2021	2022	2021
Homebuilding revenues:
Housing	$1,714,826	$1,436,032	$3,108,980	$2,573,385
Land	—	3	—	658
Total	$1,714,826	$1,436,035	$3,108,980	$2,574,043

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,281,752	$1,128,017	$2,363,864	$2,029,195
Land	—	1	—	732
Subtotal	1,281,752	1,128,018	2,363,864	2,029,927
Selling, general and administrative expenses	168,614	145,115	311,094	267,120
Total	$1,450,366	$1,273,133	$2,674,958	$2,297,047

Interest expense:
Interest incurred	$29,021	$31,110	$57,324	$62,202
Interest capitalized	(29,021)	(31,110)	(57,324)	(62,202)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$34,005	$39,600	$63,778	$72,250
Depreciation and amortization	8,495	8,068	16,671	15,792

Average selling price:
West Coast	$739,800	$622,000	$730,900	$603,300
Southwest	424,700	360,900	416,900	356,900
Central	387,700	317,000	380,900	312,200
Southeast	359,900	293,500	356,000	291,200
Total	$494,300	$409,800	$490,600	$404,100

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2022 and 2021 (Dollars in Thousands - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2022	2021	2022	2021
Homes delivered:
West Coast	1,029	1,006	1,943	1,890
Southwest	685	715	1,201	1,249
Central	1,117	1,232	2,070	2,243
Southeast	638	551	1,123	986
Total	3,469	3,504	6,337	6,368

Net orders:
West Coast	1,088	1,300	2,182	2,460
Southwest	719	924	1,467	1,791
Central	1,300	1,292	2,744	2,890
Southeast	807	784	1,731	1,451
Total	3,914	4,300	8,124	8,592

Net order value:
West Coast	$844,831	$937,416	$1,690,348	$1,716,967
Southwest	341,240	374,700	668,809	708,619
Central	582,084	463,746	1,200,093	1,016,687
Southeast	356,599	260,975	719,238	463,632
Total	$2,124,754	$2,036,837	$4,278,488	$3,905,905

	May 31, 2022		May 31, 2021
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,680	$2,035,168	2,594	$1,729,370
Southwest	2,460	1,078,701	2,063	786,578
Central	4,585	1,960,299	3,684	1,249,238
Southeast	2,606	1,047,065	1,693	529,737
Total	12,331	$6,121,233	10,034	$4,294,923

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2022	2021	2022	2021
Housing revenues	$1,714,826	$1,436,032	$3,108,980	$2,573,385
Housing construction and land costs	(1,281,752)	(1,128,017)	(2,363,864)	(2,029,195)
Housing gross profits	433,074	308,015	745,116	544,190
Add: Inventory-related charges (a)	732	457	907	4,521
Adjusted housing gross profits	$433,806	$308,472	$746,023	$548,711
Housing gross profit margin	25.3%	21.4%	24.0%	21.1%
Adjusted housing gross profit margin	25.3%	21.5%	24.0%	21.3%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.